Exhibit 3.1

CERTIFICATE ELIMINATING

REFERENCE TO SERIES

OF SHARES OF STOCK FROM THE

RESTATED CERTIFICATE OF INCORPORATION

OF

SWANK, INC.

Pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, it is hereby certified that:

1.         The name of the corporation (hereinafter referred to as the “Corporation”) is Swank, Inc.

2.         The designation of the series of shares of stock of the Corporation to which this certificate relates is SERIES C JUNIOR PARTICIPATING PREFERRED STOCK and SERIES D JUNIOR PARTICIPATING PREFERRED STOCK.

3.         The voting powers, designations, preferences, and the relative, participating, optional, or other rights, and the qualifications, limitations, and restrictions of these series of shares of stock were provided for in resolutions adopted by the Board of Directors of the Corporation pursuant to authority expressly vested in it by the provisions of the Restated Certificate of Incorporation, as amended, of the Corporation. Certificates setting forth the said resolutions have been heretofore filed with the Secretary of State of the State of Delaware pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware.

4.         The Board of Directors of the Corporation has adopted the following resolutions:

RESOLVED, that none of the authorized shares of stock of the Corporation’s SERIES C JUNIOR PARTICIPATING PREFERRED STOCK and SERIES D JUNIOR PARTICIPATING PREFERRED STOCK are outstanding; and it is further

RESOLVED, that none of the shares of said series of stock of the Corporation will be issued; and it is further

RESOLVED, that all shares of the Corporation’s preferred stock, $1.00 par value per share, heretofore designated as shares of the Corporation’s SERIES C JUNIOR PARTICIPATING PREFERRED STOCK and SERIES D JUNIOR PARTICIPATING PREFERRED STOCK be, and they hereby are, returned to the status of authorized and unissued shares of the Corporation’s preferred stock, $1.00 par value per share, without designation; and it is further

RESOLVED, that the officers of the Corporation, and each of them, are hereby authorized and directed to file a certificate setting forth these resolutions with the Secretary of State of the State of Delaware pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware for the purpose of eliminating from the Restated Certificate of Incorporation, as amended, of the Corporation all reference to the said series of shares of stock.

Signed on November 11, 2009

/s/ John Tulin
Name:	John Tulin
Title:	Chairman and Chief Executive Officer